Exhibit 99

O’Sullivan Industries Announces Resignation of Chief Financial Officer
and Appoints Acting Chief Financial Officer

Lamar, MO, April 1, 2004 – O’Sullivan Industries Holdings, Inc. (Other OTC — Senior Preferred Stock – OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced that Phillip Pacey, senior vice president and chief financial officer, has resigned effective April 30, 2004, to become the chief financial officer of Falcon Products, Inc., a leading manufacturer of commercial furniture. Stuart D. Schotte has been named acting chief financial officer to succeed Mr. Pacey. Mr. Schotte is currently the Senior Vice President of Operations for O’Sullivan and has previously served as Vice President of Supply Chain Management and as Corporate Controller since joining O’Sullivan in 1998.

“Phil has been a key member of our management staff and played a significant role in all of our financial activities since he joined the company in 1995,” stated Richard Davidson, president and chief executive officer. “We want to thank Phil for his efforts on behalf of O’Sullivan and wish him continued success in his future endeavors.”

“While we will miss Phil as a member of our team,” continued Davidson, “we are fortunate to have someone of Stuart’s caliber and experience to step into this role. Stuart has played a significant role in our operational and financial initiatives and will be supported by an experienced and talented financial management team.”

Mr. Pacey stated, “I have enjoyed my eight years at O’Sullivan tremendously. While I look forward to the challenges ahead, I still believe in the future prospects of O’Sullivan and will continue to retain my equity interests in the company.”

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Richard Davidson, President and CEO (417) 682-8220